                                                                   EXHIBIT 10.13

                               KAYDON CORPORATION

                         INCENTIVE COMPENSATION PROCESS

Kaydon believes that a person's normal day-to-day duties and responsibilities are usually performed in a satisfactory manner and are controlled and rewarded through our system of performance reviews and performance-based salary adjustments. Kaydon further believes that employees effectively fulfilling their day-to-day duties help their division/subsidiary maintain its present level of performance. However, merely maintaining present levels is not Kaydon's operating philosophy. Kaydon expects:

                Kaydon Financial Objectives

                -     15% Compound Earnings Growth

                -     20% Return on Stockholders' Investment

                -     15% Return on Capital Employed (ROCE)

Therefore, Kaydon Corporation's Incentive Compensation (KIC) process focuses attention on individual/personal objectives and overall business unit performance which together contribute to organizational growth and superior performance.

                               TABLE OF CONTENTS

                                                                        Page
                                                                        ----
SCHEDULE OF EVENTS ...................................................    1

KIC PROCESS ..........................................................    2

OMG'S - TIMETABLES ...................................................    4

           GUIDELINES ................................................    4

           GOAL PREPARATION ..........................................    5

           GOAL DEVELOPMENT ..........................................    7

           MUTUAL GOAL-SETTING PROCESS ...............................    9

           SUPERVISOR PREPARATION ....................................    9

           SUPERVISOR/PARTICIPANT MEETING ............................   10

           KEY PARTS OF THE OMG ......................................   11



THE OMG ACTION STEPS .................................................   15







ORIGINALLY ISSUED: 10/91
UPDATED AND ISSUED: 1/97
UPDATED AND ISSUED: 4/02

                               SCHEDULE OF EVENTS




January 15th         Previous year's FINAL OMG REVIEW AND INDIVIDUAL EVALUATIONS
                     TO CORPORATE ADMINISTRATION.


January 20th         Each Business Unit General Manager submits a written
                     evaluation of the performance of his/her business unit against "Plan Performance Measures" to Corporate
                     Administration.


February 15th        Management Committee makes its recommendations to the
                     Compensation Committee of the Board of Directors.


March 1st            Cash and/or stock awards are issued.


July 15th            Each Business Unit General Manager assures each participant receives a mid-year review/evaluation of his/her performance against written objectives.


December 10th        Each Business Unit General Manager submits his/her
                     participants' individual goals (OMG's) for the following fiscal year to Corporate Administration.

                                 THE KIC PROCESS



INTRODUCTION

KIC stands for Kaydon Incentive Compensation. OMG stands for Organization Management Goals. Together, they are one of the most important ways Kaydon has of focusing attention on those objectives (OMG's) which contribute to continued organization growth rather than simply maintenance. We are motivated to accomplish those objectives through the opportunity to share in the company's actual financial achievements (KIC).

There are two parts to every person's job: maintenance and growth. You could work at your day-to-day duties as effectively as possible and still only help your division maintain its present level of performance. How well we perform our day-to-day responsibilities/accountabilities is the subject of our annual pay-for-performance reviews and pay adjustments.

However, each of us has within our control a limited number of important, non-routine objectives which can contribute to Kaydon's growth. These should be identified each year and receive priority attention.

Some companies have "Management-by-Objectives" (MBO) systems which you may have heard about. Each person's MBO's are not all that different from our OMG's, but the KIC/OMG process takes MBO a step further with a direct tie-in to financial reward. Each participant's opportunity to earn a Kaydon Incentive Compensation award is a function of:


           The INDIVIDUAL'S TARGET BONUS OPPORTUNITY (expressed as a percent of base salary)

                                      TIMES

           The INDIVIDUAL'S PERSONAL PERFORMANCE AGAINST HIS/HER GOALS (as judged by his/her supervisor, general manager, and the management committee)

                                      TIMES

           The BUSINESS UNITS FISCAL YEAR PERFORMANCE (as measured by the general manager and the management committee and approved by the board of directors)

                                     TIMES

             The MANAGEMENT COMMITTEE'S RATING (the committee's evaluation of the business unit's performance)

                                  SUBMITTED TO

             The COMPENSATION COMMITTEE'S FINAL RATING (the Compensation Committee's final evaluation of the business unit's performance; the committee has full discretionary authority to adjust the recommended evaluation upwards or downwards).


TEAMWORK. The KIC award reflects the accomplishments of both the individual and the group, for it is through the efforts of all employees within a Business Unit working together to achieve common goals that the performance measures are met.

KIC/OMG was designed as a way of promoting entrepreneurial management within a large corporation. Like those who own their own business, KIC participants have an equity stake in their personal performance, the performance of their Unit, and the performance of the Corporation.

Thus, KIC is not to be confused with a profit-sharing program where rewards are often distributed without regard to individual and/or team performance. KIC PARTICIPANTS MAY GET AN "A" FOR EFFORT, BUT ONLY EARN "$" FOR DELIVERING RESULTS.

In summary the KIC Process serves these important functions:

         1. Focuses organizational priorities--brings strategic business planning to the level of the individual; and

         2. Promotes objective assessments of individuals' actual accomplishments; and

         3.  Allows for objective distribution of incentive compensation.

                      ORGANIZATION MANAGEMENT GOALS (OMG'S)
           TIMETABLES, GUIDELINES, GOAL PREPARATION, GOAL DEVELOPMENT,
                             FORMS AND ACTION STEPS

                             ----------------------

TIMETABLES

Organization Management Goals (OMG's) are drafted in the late Fall each year in conjunction with each business unit's Strategic and Annual Business Plans, and are finalized and submitted in December. Progress toward completion of one's goals is reviewed in mid-July with the Final Review in early January of the following year. A face-to-face discussion between the manager and the employee is held at each review. Also, the manager summarizes the performance of the employee on the OMG form.

The actual dates each year for all of the steps in the KIC/OMG Process are published in the Corporate Planning Guide, but in general follow the Schedule of Events which prefaces this manual.

GUIDELINES

Each of the elements of the OMG process serves a key function in the management and motivation of effective performance. IT CANNOT, AND SHOULD NOT, BE DISMISSED AS ANOTHER BUREAUCRATIC RITUAL!

Goals are developed jointly with the participant's supervisor and must reflect a limited number of special, highly important, non-routine objectives which will be the primary focus for the participant's attention in the coming year.

Each OMG must be stated specifically enough so that its accomplishment or lack of same can be measured quantitatively if possible, and if not, then qualitatively evaluated.

The essence of an acceptable goal is its importance to Kaydon's present and/or future success, its departure from what is normally a part of the employee's day-to-day work, and its measurability.

An OMG is a commitment, but not a blind one. Occasionally, we find that the needs of a Business Unit have changed substantially. Under such special circumstances goals may be revised, replaced or dropped during the year with the approval of the General Manager, the Senior V.P. Operations and V.P. Administration. However, financial goals which are directly tied into a Division/Subsidiary's budget and business plan may not be modified or dropped.

New participants should be introduced to the KIC process within their first month of employment. OMG's must be written and approved during this period. Generally if the person becomes a participant in the latter half of the year, KIC participation begins the following year.

GOAL PREPARATION

Organization Management Goals (OMG's) represent the focal point of the individual's attention for the coming year. Individual objectives should be developed as follows:

         a. An individual will generally have from four (4) to six (6) goals of which:

              1. about 70% will be related to the coming year's business plan;
                 and

              2. about 30% will be related to actions which benefit Kaydon's future performance.

         b. Each goal will be assigned OMG percentages (through agreement with the person's supervisor) such that the total of all the objectives for the participant will be worth one hundred (100) percent. Generally, no single objective should be valued at less than fifteen (15) percent, or more than fifty (50) percent.

         c. Goals are brief and succinct and state what is to be accomplished, how it's accomplishment is to be measured and the date by which the objective is to be achieved.

         d. Goals having implications for the future beyond the coming business plan year are stated so that the eventual goal is clear and specific, and the accomplishments toward that goal in the measurement year are clearly measurable.

         e. No individual's goal should, in its entirety, be a direct copy of another individual's goal. For instance, if "receivables as a percent to sales" is the Division VP/General Manager's goal, then his Controller's goal should include some description of how such a goal will be accomplished or pursued.

         f. Whenever possible, goals should represent one or two themes which are related to the theme of the underlying business plan. A General Manager, for example, may in a particular year be concentrating heavily on increasing EBIT, or on developing a broader Sales base, or on expanding the potential of his management team. A department head might be concentrating on productivity improvement, cost reductions, reducing turnover, distributor training, etc.

              Each participant's goals for the year are completed in consultation with his/her supervisor. However, the participant's goals must be approved by the General Manager of the Business Unit or the Department/Unit Head, the Sr. V.P. of Operations and the VP Administration. The approvals are dependent upon the reporting relationships. Therefore, goal writing, discussions and submissions should begin shortly after the annual Strategic/Annual Business Planning Session is completed for the business unit.

         g.   Effective goals have the following characteristics:

              - REALISTIC YET CHALLENGING. Goals should be attainable but require a bonafide "stretch."

              -    UNDERSTANDABLE. Goals should be clear and easily understood.

              - SPECIFIC. Goals should be concrete, not vague or abstract and create a clear picture of the end result. Avoid the use of adjectives (fast, high, bad) and adverbs (more, less, quickly) since they are not specific.

              - MEASURABLE. Goals must be measurable in terms of HOW MUCH (quality, quantity, cost or time) and WHEN (month and year) the goal will be accomplished.

              - DOCUMENTED. The mid-year and year-end evaluation process provides the mechanism for formal measurement of actual performance against each goal's requirements.

              - COMPATIBLE. Goals must be consistent with each organization's goals and not conflict with those of other teammates.

              - ACCEPTABLE. Goals must be mutually agreed upon by the employee and management.

              - VALUE. Goals should enhance/enrich the unit's performance meaningfully and, again, measurably.

GOAL DEVELOPMENT


WRITING OMG'S

The purpose of this section is to develop skills in constructing OMG's for yourself and/or your subordinates. It covers:

         -    Sources of OMG's

         -    Manager-Employee mutual goal-setting process

         -    Nuts and bolts of writing a good objective

SOURCES OF OMG'S

Since Organizational Management Goals are the focal points which each of us should have in a given year, each goal should be an extension of a current organizational priority. There are a number of good sources and methods for getting (and giving) guidance on putting together an individual's OMG's:

         -    Business Plan

         -    Local needs

         -    Cross-functional brainstorming at local level

         -    Individual's developmental needs

Each of these will be discussed in turn

             BUSINESS PLAN. In the Fall, each operating subsidiary develops overall goals in such areas as Sales, EBIT, Quality, Service, Manufacturing (productivity improvements, cost reductions, etc.), Safety, Employee Involvement, Employee Development, etc. From this business plan, the role of each function (e.g. Sales, Finance) in achievement of these goals can be identified. Finally, individual employees can then more easily identify what contribution he/she can make. Writing personal objectives in a vacuum (in the absence of such information) is not only tough, but is less likely to be truly focused toward current company priorities.

             It is the responsibility of line management (e.g. Division/Subsidiary General Manager) and function heads (Controller, Engineering Manager, etc.) to communicate the Business Plan to other OMG participants. One method is for the General Manager to write a memo (not too long or detailed) summarizing how the goals of the Division/Subsidiary relate to the goals which should be part of each sub-unit. Another method is for the General Manager's staff, subsequent to the Business Plan presentation and the creation of the budget for the succeeding year to meet and brainstorm the goals of each submittal. A function-head might also choose to emphasize certain key objectives which require commitment from most everyone in that function across operations. For example, the Vice President and Corporate Controller of the Corporation might direct all Divisional/Subsidiary Controllers to include an OMG concerning a particular upgrade of financial systems at each location.

LOCAL NEEDS. OMGs may come from local needs of the operation that are not reflected, or emphasized, in the subsidiary's overall Business Plan. Such goals might include everything from Safety and Hazardous Waste, to installation or substantial expansion of CAD/CAM technology.

CROSS-FUNCTIONAL BRAINSTORMING. An effective method in formulating OMGs involves active discussion and negotiation between functions. The General Manager and his direct reports meet for 2-3 hours to develop location-specific goals out of the Division/Subsidiary's Business Plan. Each individual then drafts OMGs for his/herself (and/or department). The group then reassembles to coordinate their goals and to eliminate unnecessary overlap and conflicting goals between functions (e.g. accounting and manufacturing). This method often involves (strong and at times, loud!) negotiations, but ensures that each department gets the cooperation and other resources it needs later in the year.

Team members should be aware of each other's goals in order to coordinate their efforts and prevent omissions or duplications. In discussing a team member's OMGs, consider the following questions.

1. How does his/her OMGs affect me or others in my group? (Consider conflict with your own responsibilities and goals, resources or help which you must provide.)

2. To what extent will his/her contribution and the responsibility for results in his/her respective areas be:

     a.   Shared with boss?

     b.   Fully their own?

     c.   Shared with peer (e.g., me)?

     d.   Delegated to subordinate?

3. If your relationship with him/her is an interdependent one - has he/she included OMGs you need his/her help on? How will you be kept informed of his/her progress in terms of variance from forecasted dates, units, dollars, etc.?

4. What data do you need to measure his/her progress towards goals which affect your own progress? Will you get it in time?

5.   What can you do to help him/her meet his/her goals?

6.   Where will you compete for resources to achieve goals?

7. If you are in competition for resources, how can the issue be resolved so that one of you doesn't "lose out" entirely?

8. How might his/her goals change for the next planning period? How will this affect you?

         INDIVIDUAL'S DEVELOPMENTAL NEEDS. An individual may need to strengthen certain skills (or acquire certain experience) in order to take on additional job responsibilities. These are developmental needs and should not be confused with remedial needs which address weakness in performance of current key job responsibilities at an acceptable level.

         Developmental needs can make excellent OMGs, contributing very directly to both operational and individual growth. For example, if an otherwise excellent employee would be made more effective with the acquisition of a more forceful style, attendance at a seminar might be a first step. However, the skill is more likely to take hold if it must be applied on-the-job; therefore, an OMG to run a seminar on an important topic, or to regularly present various topics at each staff meeting, etc., would benefit both the individual and the operation.

MUTUAL GOAL-SETTING PROCESS

The specific objectives that an individual commits to for the coming year are developed through a process of mutual goal-setting between the individual and his/her manager. The purpose and importance of this joint participation is as follows:

     - Builds Mutual Commitment - from both the employee to complete the OMGs and the manager to supply the necessary resources.

     - Aids Self-Management - employee can better monitor his/her own progress because the derivation of the goals is better understood.

     - Two Heads are Better than One! - both the broader business view of the manager and the employee's familiarity with the nitty-gritty necessary to complete the objective are essential in formulating a meaningful, achievable goal.

Each OMG participant is expected to take a large share of the responsibility for: developing his/her own objectives, preparing for the goal-setting meeting, actively participating in the meeting itself, and in subsequent review meetings.

SUPERVISOR PREPARATION FOR OMG GOAL SETTING

     -    PURPOSE

              -    Let employee know the purpose and importance of this session

     -    EMPLOYEE PREPARATION

              -    Brief employee on relevant organizational/departmental goals

              - Ask employee to review any pertinent information (job description, last year's OMGs and reviews, appraisal, etc.)

              - Ask employee to prepare tentative goals and give you a copy a few days in advance of the meeting

              -    Prepare a similarly fashioned report


     -    TIME AND PLACE

              - Indicate time and place of meeting (about 1-1/2 - 2 weeks in advance)

     -    SUPPORTIVE STATEMENT

              - Express your support and anticipation for a productive session.

SUPERVISOR/PARTICIPANT MEETING

-    SET-UP

         -    Minimize interruptions and distractions

-    INTRODUCTION

         - Put employee at ease by starting on a positive note regarding current performance, relationship, the operation, etc.

         -    Review purpose of session (to mutually plan employee's OMG's).

-    GOAL-SETTING

         -    (In advance, review employee's draft of OMG's, plan comments)

         - Review drafted OMG's with employee; help identify weaknesses in content (e.g., low priority issue) and/or format (e.g. does not include measure or target date).

         - Suggest changes or additions, solicit employee reactions and ideas. Make sure employee gets his/her say.

         -    Objectives are quantifiable.

-    INDICATE NEGOTIABLES AND NON-NEGOTIABLES

         -    Negotiate differences to a mutually agreeable level.

         -    Determine resources and assistance needed.

-    CLOSE

         -    Ask if employee has anything more to add.

         -    Ask for redrafting or retyping, as necessary.

         -    Indicate importance of meeting OMG's.

         - Offer your assistance and express confidence in employee's ability to meet expectations.

KEY PARTS OF THE OMG

Each OMG must have six parts:

         -    Activity description

         -    Measure

         -    Target Date (for earlier phases and the final product)

         -    Limitations (if any)

         -    Value

         - Weight (%) committed to OMG (for each part, if subdivided, and the whole goal)

Additionally, the OMG can be strengthened with a brief description of the planned steps or methods needed to achieve the desired results. This is especially useful for a new or project-oriented OMG, or one where it is especially important to agree on needed resources before committing to the objective.


GOAL SETTING STEPS:

    The following steps are necessary for developing a well-constructed goal:

        1. Determine the overall intent or purpose of the goal. Just what is it you are trying to accomplish to help performance?

                    Example: Reduce the number of computer jobs that fail during production processing.


        2. Plan a strategy for how you will go about accomplishing this goal.

                    Example: Develop a quality assurance program to reduce computer job failures.

        3. Identify a work-related measure that will help you track your progress.

                    Example: The number of jobs that fail versus the total number of jobs that process.

        4. Set a specific performance goal (a realistic target) that indicates how much and by when you can expect to meet the desired performance.

                    Example: By 1 October decrease the computer job failure rate from 10% to 5%.

        5.      Establish an approach for reaching the goal.

                    Example:  1. Establish a quality assurance team by 1 March.
                              2. Document quality assurance standards by 31 May.
                              3. Implement new quality assurance process by 15
                                 June.
                              4. Issue a follow-up report by 30 July.

                Each of your goals should have an approach defined which describes how you will achieve the end results. The approach identifies the milestones which serve as progress checkpoints of key activities leading toward achievement of the goals.

   Here are a few tips to help you choose meaningful milestones for your goal:

        - The number of milestones you set should be limited to the few, crucial tasks which must be completed in order to reach your goal.

        - Milestones should be set at regular intervals throughout the timeframe of a goal to serve as progress checkpoints. Beware of the common tendency to make milestones numerous and detailed in the short-term but fewer and much more vague further out on the goal timeline.

        - Milestones should be tasks over which you have control or influence and completion of which is easy to observe.

WRITING GOAL STATEMENTS

Effective goal statements contain the following elements:

-       Unit of measure - WHAT specifically is to be improved?

              Examples:

                    Poor: Improve first-time quality

                    Better: Reduce the percentage of drill hole defects

- Target - HOW MUCH improvement will there be? What is the specific level of performance desired?

             Examples:

                    From $275,000 to $130,000; from 7% to 4%; from 12 to 10 days

-       Achievement Date - WHEN will the improvement be accomplished?

             Examples:

                    By 1 July 2002; by year-end; during third quarter

                             GOAL STATEMENT EXAMPLE


        Decrease the (WHAT) percentage of rejected invoices

        from 4.3% to (HOW MUCH) 2.7% by (WHEN) 1 October 2002 saving

        (MEASURE & VALUE) one day every two weeks of the receivable clerks time.

Read through the items that follow and the analysis provided for each example.

EXAMPLE 1 - QUALITY CONTROL
To reduce the average amount of time lapse between testing and test engineers' analysis reports by 3 days (from 5 days to 2 days) by July 1 without overtime.

         Activity Description:   To reduce time lapse between testing and
                                 test reports.

         Measure:                     By 3 days (from 5 days to 2 days).

         Target Date:                 Achieving 3 day reduction by July 1

         Limitations:                 Without overtime.

         Value: None?? This goal fails to define what benefit their change brings? Is it quantifiable?
EXAMPLE 2 - SALES

Increase sales of widgets from $1,000,000 in 2001 to $1,350,000 in 2002, through targeted marketing campaign to be developed, completed and implemented by 4/l.

         Activity:                    Targeted Marketing Campaign

         Measure:                     Sales Increase by a Specific Amount

         Target Date:                 Year-end Sales Increase

         Limitations:                 None

         Value:                       $350,000 in Top Line Growth

EXAMPLE 3 - COST REDUCTION

Develop and implement a logistics plan which optimizes freight movement and reduces current cost from $250,000 to $200,000 by year-end.

         Activity:                    A Logistics Plan

         Measure:                     Reduces Costs by a Target Amount

         Target Date:                 Year-End

         Limitations:                 None

         Value:                       Saves Division $50,000

TO SUMMARIZE, THE NUTS AND BOLTS OF WRITING GOOD GOALS ARE:


S - SPECIFIC

         -        Precisely stated

         -        Agreed to by both manager and employee

M - MEASURABLE

         -        Indicates end results -- not activities

         - Quantified if possible (dollars, units, percents -- benchmark against previous year).

         -        Subjective measurement included if necessary.

         -        Includes a target date (Oct. 31st, 3rd Quarter)

A - ACHIEVABLE

         - Capable of being reached within the given time, with obtainable resources, by the specific individual.

         -        Have some real "stretch".

C - COMPATIBLE

         -        Tied in to the business objectives of
                  department/group/business unit.

Those of you who are familiar with Sterling Institute's Careers in Management program will recognize S - M - A - C. Sterling uses it in the context of "action-planning", which of course is another term for goal-setting.

                         THE OMG ACTION STEPS AND FORMS


STEP 1

To begin the process each year, the participant will set his/her goals and each goal's value in conjunction with his/her supervisor. They will be listed on the back of Form A. The front of Form A will also be partially completed, which sets out the individual's name, title, division, and target bonus percentage. Form A should be typed by either the General Manager's secretary or the Human Resources Department. Once completed, each division's forms are sent to Corporate Administration by the due date.

STEP 2

At the mid-year meeting in July with the participant's manager, progress on each objective is discussed. After this meeting, the manager will assign percentages based upon his/her evaluation of the person's progress to date and anticipated final achievement. The percentages will be recorded on the back of Form A.

STEP 3

In mid-January the Final Review and Evaluation takes place. For each goal, the participant states clearly and succinctly his/her accomplishment against the goal and rates his/her accomplishment numerically (for example, if the goal was established at 30 points and the participant believes he/she achieved half of the goal, it would be expressed as: "Achieved 15 out of 30"). The Supervisor does likewise for each goal and sums the participant's achievements on all goals (expressed as "Achieved 75 out of 100"). The results are recorded on the back of Form B - Final Review Form. Also, the front of Form A is completed by entering the participant's Base Annual Salary at 12/31 and the Final OMG Performance Rating of Participant. All forms are submitted to the General Manager.

STEP 4

The General Manager evaluates his/her Business Unit's performance against the following measures and submits a written summary/evaluation to the Management Committee.

(a)      Sales growth

(b)      Return on capital employed

(c)      EBIT improvement

(d)      Sales per employee increase

(e)      Working capital reduction (as a percent of sales)

(f)      Cash generation

(g)      Strategic plan process and accomplishments

(h)      Compensation as a percent of sales

(i)      New product development / introduction / initiatives

(j)      New market initiatives / developments

(k)      People development

(l)      Total operating performance improvement

(m)      Incident and severity rate reduction

(n)      Continuous improvement initiatives / results

(o)      Cost reductions -- concrete / measurable

NOTE:             The thrust of all measures is continuous improvements.
                  However, where appropriate, the Management Committee will look back multiple years to determine "real" improvement over time. EBIT improvement will be measured after adjusting for the total unit target bonus opportunity.

STEP 5

The General Manager submits his written business unit evaluation and each participant's OMG review (completed Forms A and B, duplexed) to Corporate Administration for distribution to the Management Committee.

STEP 6

The Management Committee reviews both the Individual's and Business Unit's performance, assigns an overall performance rating to the latter, and submits its recommendation to the Compensation Committee of the Board of Directors.

Note: Any Business Unit achieving 50% or less generally will not receive any bonus award.

STEP 7

The Compensation Committee makes final determination and approves any awards under the KIC process.


STEP 8

Once the Compensation Committee has made its determinations, Corporate Administration will notify each Business Unit General Manager of the decisions of both the Management Committee and the Board of Directors.

STEP 9

The General Manager will complete the front of Form A, entering the achievement percentage and the participant's adjusted bonus payment.

The General Manager will also complete the comments section with an overview of the operation's performance for the year (highlight missed opportunities and the like) and a short statement relative to the participant's accomplishments, attributes, etc.

Examples of each follow:

         The division had its finest year ever. Order input at over $9 million beat our goal by more than 15%, giving the division an excellent head start for $10 million sales next year. Sales beat budget by 12% and was actually 18% higher than the sales for last year.

         While the division moved more aggressively than it ever has in the sales area, it still was not able to shake its somewhat fractured approach to its markets. It requires a focused and forceful product rationalization effort on the part of the Sales and Marketing Staff.

         The cooperative efforts of Manufacturing, Quality and Engineering produced overall a 10% increase in product yield and were significant contributors to our success.

John Doe's goals in the areas of increased productivity and reduced raw stock inventory were challenging and stretched both his critical thinking abilities and people development skills. His work in cross-training personnel to improve productivity will have long range effects and results will continue to be reaped.

John has also proven through this year's goals that he can handle multiple responsibilities with the proper amount of delegation. This was definitely a growth year for John in terms of overall technical and managerial skills.





SUMMARY

This manual presents the rules, guidelines, some `low-to' suggestions, and forms of the OMG/KIC process. However, the essence of our OMG/KIC process is to provide an opportunity to make a difference individually and as a team and when those efforts result in business unit growth and superior performance, to be financially rewarded.

Following are some final thoughts on opportunity; on exhibiting superior performance; on entitlement vs. delivering results; and on making a difference.


"Seek not for fresher founts afar, just drop your bucket where you are"

                                                   Sam Walter Foss

"The general tendency of things throughout the world is to render mediocrity the ascendant power among mankind."

                                                   John Stuart Mill

"A man said to the universe: "Sir, I exist!" `However,'" replied the universe, "The fact has not created in me a sense of obligation."

                                                   Stephen Crane


"The universe is not hostile, nor yet is it friendly. It is simply indifferent."

                                                   John Haynes Holmes


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